Exhibit 4.53
Lease Renewal Contract

This Lease Renewal Contract (“Contract”) is entered into on May 19, 2016 (“Signature Date”) by and between:

Party A (Lessor):     Guangzhou Shi Panyu Tongxing Paper Products Co., Ltd.

Legal Address:	Pingshan Village No.1, Zhongcun Town, Panyu District, Guangzhou

Party B (Lessee):	Guangzhou Tandberg Electronic Components Co., Ltd.

Legal Address:	The G/F of Plant 2, Zhongsan No. 9, Shiguang Rd, Panyu District, Guangzhou, Guangdong Province, China

Party A and Party B are collectively referred to as the “Parties” and individually as a “Party”.

The Parties have agreed to enter into this Contract through friendly discussions based on the principle of equality and mutual benefit.

Chapter I    Definitions

In this Contract, the following words and expressions shall have the following meanings. Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa.

1.
“Affiliate” means in relation to any corporate entity, any parent or holding company or direct or indirect subsidiary of such corporate entity or any direct or indirect subsidiary of a parent or holding company of such corporate entity, and in relation to any natural person shareholder, director, officer or employee of the aforesaid, a family member of such natural person.

2.	“Base Prices” has the meaning ascribed to it in Article 11.1 below.

3.	“CIETAC” has the meaning ascribed to it in Article 20 below.

4.	“Contract” or “this Contract” means this “Lease Renewal Contract” including all its attachments and all valid amended agreements.

5.
“Event of Force Majeure” means occurrence of events unforeseeable, unavoidable and uncontrollable such as earthquakes, hurricanes, floods, fires, wars and any other similar unforeseeable event whose occurrence and consequence cannot be prevented or avoided, have directly affected the performance of this Contract or have prevented this Contract from being performed in compliance with the agreed terms and conditions.

6.	“First Deposit” has the meaning ascribed to it in Article 12 below.

7.
“Hazardous Material”: any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or other material which is hazardous, toxic or otherwise harmful to health, safety or the environment, and includes any material identified or classified as such under any applicable environmental laws and regulations.

8.	“Open Space” has the meaning ascribed to it in Article 2 below.

9.	“Party” means Party A and Party B individually, and “Parties” means Party A and Party B collectively.

10.	“PRC” or “China” means the People’s Republic of China.

11.	“Premises” means the factory, dormitories and Open Space leased to Party B pursuant to this Contract and as further described in Annex I hereto.

12.	“Renewal Term” has the meaning ascribed to it in Article 4 below.

13.	“Second Deposit” has the meaning ascribed to it in Article 12 below.

14.	“Signature Date” has the meaning ascribed to it in the Preamble above.

15.	“Term” has the meaning ascribed to it in Article 4 below.

16.	“Utilities” includes the power capacity, water supply, sewage and other facilities as set forth in Annex II hereto.

Chapter II    Premises and Delivery

Article 1: Premises Location

The Premises are located at the following address: Pingshan Village No.1, Zhongcun Town, Panyu District, Guangzhou, Guangdong Province, China.

Article 2: Indoor Floor Space and Open Space

The indoor floor space of the Premises, as specified in Annex I attached hereto, is [8,081] sq.m. in total, which includes factory with an area of [7,343] sq.m. and dormitories with an area of [738] sq.m. (The indoor floor space of the Premises shall be subject to the Building Ownership Certificate)

The open space, as specified in Annex I attached hereto, is [3,304] sq.m. (“Open Space”) (Open Space area shall be subject to actual measurement)

Article 3: Government Approvals and Filings

Throughout the Term, Party A shall obtain and maintain in legal effect all governmental and other approvals required in connection with the lease of the Premises and transactions contemplated hereby, and shall handle all registration formalities required by applicable laws and regulations. Within 10 days after the Signature Date of this Contract, Party A shall file this Contract with the competent Real Estate Administration Bureau or other relevant government authorities. All relevant charges for such filing shall be handled and born by Party A.

Chapter III Term, Fit-out, Use and Management

Article 4: Term
The lease term is three years (“Term”), from August 1, 2016 to July 31, 2019.

Party B shall have the priority right to renew this Contract upon the expiry of the Term by serving a three-month prior written notice to Party A. (“Renewal Term”). The rent during the renewal term should be discussed by both Parties according to the market.

Article 5: Party B’s Fit-out

Party B may, at its own expenses, carry out additional fit-out of the Premises according to its own requirements, provided, the fit-out shall not change the main structure of the Premises.

Article 6: Use of the Premises

Within the Term, Party B may unilaterally use the Premises as electronic components manufacturing factory, employee dormitories and canteen, or carry out other productive and business activities within the scope of its business license, but may not use the Premises to engage in illegal, unethical, or un-licensed activities.

Party B shall be entitled to display its sign boards, directories and signage free of any charge.

Article 7: Party A’s Obligations

Party A undertakes the following obligations:

1.
Party A shall (a) ensure that the Premises and fit-out are safe for use and that the structure and building materials of the Premises comply with local/national building code requirements, (b) ensure the normal operation of the infrastructure connected to the Premises such as water supply, electricity supply, etc., and (c) ensure the normal operation of fire infrastructure.

2.	Party A shall provide Party B with sufficient capacity of public facilities as required for Party B’s lawful operation and production.

3.
In the event that the Premises are subject to any legal measures by any legal or government agencies, resulting in the curtailment of integrity of the rights to the Premises or Party A is merged or re-organized or in the event that Party A transfers, mortgages or sells the Premises to a third party within the Term or if a third party exercises its rights under a lien or other encumbrance so as to acquire the Premises, then Party A shall, on its own initiative and at its own cost, actively take all measures to maintain the integrity of the rights to the Premises, and to ensure that Party B’s legal right to use the Premises is not restricted and that this Contract remains fully enforceable and legally binding.

4.
Party A is responsible for timely repair if quality problems of the Premises result in damage to or potential damage to the Premises. If Party B discovers such damage or potential damage, Party A shall arrange for repairs within twentyfour (24) hours after receiving written notice from Party B, and Party A shall bear the cost of such repairs. In the event that Party A fails to replace or repair the Premises as required, Party B may make any such replacements and repairs and deduct such costs from the rental due. If the damage or the repairs result in Party B’s suspension or partial suspension of business operation, Party A shall compensate Party B for economic losses.

5.	Party A shall be responsible, at its own cost, for purchasing all necessary insurance policies for the Premises and shall provide the true copies of the insurance certificates to Party B.

Article 8: Damage or Destruction

1.
In the event that the Premises are damaged due to the fault of Party A or any third party, to such an extent as to render them untenantable in whole or in substantial part, or the Premises are destroyed, Party A shall carry out the work of repairing or rebuilding the Premises without unnecessary delay upon its receipt of notice from Party B of such damage or destruction. In the event that Party A does not carry out the work of repairing or rebuilding within [thirty (30)] calendar days after its receipt of notice from Party B, Party B may terminate this Contract at its discretion and Party A shall compensate Party B for all its economic losses in connection with such termination of this Contract, including but not limited to relocation costs.

2.
In the event that the Premises are damaged due to Party A’s fault to such extent that Party B is unable to use the Premises, Party A shall be liable for all economic losses suffered by Party B arising from such untenantability. Under such circumstances, Party A must promptly repair or rebuild the Premises, all payments of rent due with respect to the Premises shall be abated (to the extent of such untenantability or unusability) for the period from the date of such damage to the date on which the repaired Premises are delivered to Party B in a condition that is at least equivalent to the condition that existed prior to the occurrence of the damage. Furthermore, Party A shall compensate Party B for any economic losses incurred by Party B during such repair or reconstruction period.

3.
In the event that the Premises are rendered untenantable or unusable (in whole or in part) due to Party B’s fault, Party B shall promptly repair or rebuild the damaged Premises or the part of the Premises so damaged. Party B shall continue to carry out its obligations under this Contract during such repair or reconstruction period.

4.
Under the circumstances set forth in (2) and (3) above, Party A and Party B shall make a prompt claim for their insurance compensation to their respective insurance companies. During the period of claim and prior to obtaining their insurance compensation, the Party responsible for such repair or reconstruction shall not delay the repair or reconstruction work of the damaged or destructed Premises.

5.
In the event that the Premises are rendered untenantable or unusable (in whole or in part) not due to the fault of either party, and Party A decides to repair or rebuild the damaged Premises, all payments of rent due with respect to the Premises shall be abated (to the extent of such untenantability or unusability) for the period from the date of such damage to the date on which the repaired Premises are delivered to Party B in a condition that is at least equivalent to the condition that existed prior to the occurrence of the damage.

Article 9: Sub-lease

Party B may sublease part or all of the Premises to any of its Affiliates or any third parties subject to Party A’s prior written consent; provided: the terms of the sublease agreement are fully consistent with those of this Contract and a copy of such sublease agreement is provided to Party A.

Article 10:    Premises Service Management

Party B shall be responsible for the routine day-to-day care and maintenance of the Premises. Responsibility for any structural or nonstructural repairs and maintenance including repairs or maintenance to the roof, windows or areas of water leaks or water damage shall be handled in accordance with Article 7.4 hereof.

Chapter IV     Rent and Payment Methods

Article 11: Rent

1.
The rent for the indoor space on the Premises shall be based on a price of RMB [19.82]/sq.m/month, and the rent for the Open Space shall be based on a price of RMB [4.66]/sq.m/month (“Base Prices”) for the three years of the Term.

2.	Rent Payment Method

Party B shall pay the rent to Party A on a monthly basis by the fifth day of each month.

Article 12: Deposit
The previous deposits RMB 150,593 (“First Deposit”) and RMB 301,186 (“Second Deposit”) that Party B paid to Party A in the first Lease Contract would be used as the deposit of this Contract. Upon the termination of this Contract, Party A shall refund the entire amount of the First Deposit and the Second Deposit to Party B with no interest accrued.

Article 13: Utilities

1.    Connection and Responsibilities

Party A shall provide Party B with a continuous uninterrupted supply of Utilities directly connected to the Premises necessary for satisfying the full operating requirements of Party B, including, but not limited to, water and electricity supplies, so as to meet Party B's requirements for operating Party B’s factory. Party A shall ensure that the Utilities required by Party B shall be supplied to Party B at the same price and upon the same terms and conditions enjoyed by other factories in this area. In the event of contradictions between this clause and the relevant regulations of the government authorities, the relevant regulations of the government authorities shall be complied with.

2.	Payment of Utilities Fees

(a)
Party B shall be responsible for the payment of all charges for the Utilities it uses. The consumption of water, electricity and gas shall be charged based on the readings of separate meters and according to the relevant standard rates provided by the relevant government authorities.

(b)	Where possible, Party B shall be entitled to directly pay any charges or fees in relation to the consumption of the Utilities to the relevant Utilities suppliers.

(c)	Party A shall not charge Party B for any expenses or fees other than based on the relevant standard rates for Utilities.

(d)	Party B shall pay the charges for Utilities in accordance with the time schedule stipulated by the relevant offices in charge of collecting the Utilities fees.

3.    Suspension and Termination of Utilities

During the Term, Party A shall not in any circumstances (except for Force Majeure or Party B's failure to make the payments under Article 11 and 13.2 for more than three (3) consecutive months) suspend or terminate the supply of any of the Utilities. Party A shall indemnify and hold harmless Party B against any and all claims, damages and losses (including legal fees) resulting from Party A's breach of this Article, or Party A's negligence, fault, act, or omission. Any breach of this Article by Party A shall be deemed a material breach and shall give the right to Party B to terminate this Contract.

Article 14: Management Fee and Other expenses

1.	No Management Fee, other than the rent, shall be charged and Party A shall not collect any other similar fees from Party B other than those required from property lessees by PRC laws and regulations.

2.
Party B shall reimburse Party A for the business tax, urban planning and education surcharge, property tax and mound maintenance fee, subject to the applicable tax rates under effective Chinese law, incurred by Party A due to the rent income with respect to the lease of the Premises to Party B.

Chapter V Representations, Warranties and Covenants of Party A

Article 15: Representations, Warranties and Covenants

1.	In addition to the other representations and warranties hereunder, Party A warrants as of the Signature Date and shall continuously warrant for the entire Term as follows:

(a)
It is the owner of the Premises and the holder of the Building Ownership Certificate for the Premises as attached hereto as Annex III. Such Building Ownership Certificate has been duly issued and will continue to be in full force and effect during the entire Term.

(b)
It is duly authorized and shall continuously be authorized during the Term to lease the Premises to Party B. It is and shall continue to be the holder of the Property Leasing Permit attached hereto as Annex V, and such Property Leasing Permit has been duly issued and will continue to be in full force and effect during the entire Term.

(c)
Its ownership, construction and operation of the Premises are in compliance with applicable laws and regulations. Party A shall be responsible for any modifications to the Premises necessary to comply with any changes to applicable laws and regulations.

(d)
It is and shall continue to be the holder of the Land Use Rights Certificate pertaining to such land as including the Premises and attached hereto as Annex IV. The Premises and such land use rights, prior to the registration of this Contract as a lease contract with the relevant governmental authorities, have not been leased to other person(s) and are free and clear from any mortgages or any other rights of any third party, and there are no claims pending or threatened which would result in the creation of any encumbrances or liens on the Premises or such land use rights.

(e)	Party B shall not be requested to make any additional payment related to the Premises or for the use of the Premises except for the payments set forth herein.

(f)	The Premises comply with all applicable laws and regulations.

(g)
The Premises are in compliance with all material obligations set forth in the applicable environmental laws and regulations relating to pollution control and the protection of the environment, including with respect to emission, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxins, industrial or hazardous substances or wastes into the environment and Party A is not aware of any events or conditions which may interfere with or prevent such compliance of the Premises with the relevant applicable environmental laws and regulations.

(h)
The Premises do not contain and have not contained any Hazardous Material, landfills or dumps that are not in compliance with applicable PRC laws and regulations. The Premises have not been affected by any pollution whatsoever and do not contain and have not contained any underground storage tanks that are not in compliance with applicable environmental laws and regulations.

(i)
Party A has not used any Hazardous Material on the Premises in material violation of any applicable environmental laws and regulations. There are no events, practices or actions (including the generation, use, treatment, storage, transport, deposit, disposal, discharge or management of Hazardous Material) that have occurred or are occurring of have been or are in existence at the Premises that are in violation of any applicable environmental laws and regulations.

(j)	There is no other applicable laws or regulations currently existing which would prevent or limit the usage of the Premises as contemplated by this Contract.

2.
Party A hereby covenants to Party B that Party A shall indemnify, reimburse, defend and hold harmless Party B for all losses, damages and claims, including but not limited to, attorneys' fees, interest and penalties, incurred by Party B in connection with Party A's breach of its representations and warranties contained in this Contract, or the untruthfulness thereof, including but not limited to any claim based on pollution or threat to the environment related to the Premises.

Chapter VI        Breach of Contract and Termination

Article 16: Breach of Contract and Termination

1.	Breach

(a)
In the event of breach by any Party of any provision of this Contract, the other Party shall have the right to cancel and terminate this Contract immediately: (a) if the breach is not rectified within [ninety days] after the notice thereof, or (b) if the breach is not rectifiable. Whether or not this Contract is terminated, the Party in breach of this Contract shall be liable to pay all such costs, losses, damages, and expenses, as may be incurred by the non-breaching Party as a result of such breach.

(b)
Notwithstanding the provisions of Article 16.1.a, Party B shall be entitled to terminate this Contract, if due to Party A's fault or omission, this Contract is unable to be filed for recordation and registration with the governmental department in charge of real estate administration as per the relevant stipulations, or this Contract is cancelled. In such case Party A shall indemnify Party B for all the expenses and losses it has incurred for the installation of the facilities and equipment within the Premises.

2.	Right to Terminate

a.	Either Party may terminate this Contract immediately upon the occurrence of any of the following events:

(i)	either Party in writing to terminate this Contract with three month notice, then with no compensation incurred;

(ii)	the other Party is prevented from performing its obligations by reason of an Event of Force Majeure for a period of six (6) months or more;

(iii)	the other Party is involved in cancellation or revocation of its business license, bankruptcy, receivership, liquidation, a composition with its creditors, dissolution, or any similar proceeding;

(iv)	the relevant government department requires to cease construction of/remove the Premises or imposes restrictions on the rights and interests attached to the Premises; or

(v)	the performance of this Contract has become in any material respect commercially impracticable by virtue of any law, order, interference or intervention of any government agency.

In the event that one of any above events occurs, either Party is entitled to terminate this Contract after giving the other Party a notice on termination of this Contract in accordance with Article 22. This Contract shall be terminated on the termination date stated in the relevant termination notice. After the delivery of the above termination notice, Party B shall return the Premises to Party A within one hundred and twenty (120) days after the date of the above termination in the reinstated state; provided that if an event as described in Article 16.2.a (ii), (iii), (iv) and (v) occurs Party B shall have no obligation to return the Premises in its reinstated state. In the event that this Contract is terminated pursuant to this Article 16.2(a), both Parties have no further obligations under this Contract.

b.
Upon the expiration of the Term or the early termination of the Contract, Party B shall retain ownership of all equipment installed by itself, and may remove all equipment (including all signage, installations and movable partitions set up by Party B in the Premises) provided that any damage caused during such removal shall be repaired by Party B at its own cost. If Party A's property is damaged due to such equipment removal and is not restorable, Party B shall indemnify Party A for all such losses. Party A agrees not to charge the rent or any other fees from Party B during the period of removal/restoration, provided that the period of removal/restoration shall not exceed three months.

Chapter VII Miscellaneous

Article 17:    Where one Party legally merges or divides, the appropriate rights and duties under this Contract shall be borne by the successor to the rights and duties of that Party and the necessary amendment procedures completed.

Article 18:	Assignment

1.
During the Term, Party A shall have the right to assign its rights and obligations under this Contract to its Affiliates, provided that Party A guarantees the rights and interests of Party B under this Contract shall remain intact. Party B hereby gives its consent to the assignment and undertakes to assist Party A to execute relevant assignment contracts with the assignee.

2.
During the Term, Party B shall have the right to assign its rights and obligations under this Contract to its Affiliates, provided that Party B guarantees that the rights and interests of Party A under this Contract shall remain intact. Party A hereby gives its consent to the assignment and undertakes to assist Party B to execute relevant assignment contracts with the assignee.

Article 19:    Unless otherwise provided, the Annexes to this Contract, and any supplementary documents executed by the Parties, shall form an integral part of this Contract.

Article 20:    Any dispute, controversy or claim arising out of or in relation to this Contract, shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has given the other Party a written notice specifying the disputes that exist, the nature and points in dispute, and its intention for settling the disputes through consultation. If the Parties fail to resolve such disputes through consultation within thirty (30) days from the date upon which the aforementioned notice of dispute is given to the other Party, either Party may submit the disputes to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules in effect at that time. The arbitration proceedings shall be conducted in English and in Chinese and shall take place in Beijing. The arbitration tribunal shall consist of three arbitrators. The presiding arbitrator shall not be, nor shall have been, a national of either the PRC or the United State of America. The arbitral award rendered by the arbitration tribunal shall be final and binding upon the parties. During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Contract.

Article 21:    This Contract shall be governed by the laws of the PRC.

Article 22: Any notice required or permitted to be given under this Contract shall have been sufficiently given if delivered by hand or courier (with proof that the notice was properly addressed and delivered) or if deposited in the Chinese or Norweigian mail postage prepaid (with proof that the notice was properly addressed and posted) or by facsimile (with proof that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient on the date specified) addressed as follows:

If to Party A:
Attention:        Li Zhaozhu
Facsimile No.:     +86 20 34710770

If to Party B:
Attention:        Fok KamTong
Facsimile No.:    +86 20 39169008

Or to such other address or employee of either Party as may be specified from time to time in a written notice given by that Party. The Parties agree to acknowledge in writing the receipt of any notice delivered in person.

Article 23: This Contract shall become effective on its Signature Date as indicated on page one hereinabove.

Article 24:    This Contract is executed in English and Chinese. In the event of any discrepancy, the Chinese version shall prevail.

Article 25:    The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.
Article 26:    Failure or delay on the part of either Party hereto to exercise any right, power or privilege under this Contract, or to require full performance by the other Party, shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.

Party A:
By: /s/ Li Zhaozhu Name: Li Zhaozhu Title:	(chop)
Party B:
By: /s/ Fok Kam Tong Name: Fok Kam Tong Title: General Manager	(chop)

Annex I     Premises

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Annex II    Utilities

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Annex III    Building Ownership Certificate

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Annex IV    Land Use Right Certificate

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Annex V    Property Leasing Permit
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